Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the accompanying Registration Statement on Form S-8 pertaining to the 2018 Long-Term Equity Incentive Ownership Plan of Whitestone REIT (the “Registration Statement”) of our report dated March 6, 2018, with respect to the consolidated financial statements of Whitestone REIT, and the effectiveness of Whitestone REIT’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Whitestone REIT for the year ended December 31, 2017.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Pannell Kerr Forster of Texas, P.C.

Houston, Texas
October 9, 2018